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                                                                     EXHIBIT 7.1
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                                                                 IN BILLIONS OF RUPIAH

                                                2002         2001         2000         1999         1998
                                              --------     --------     --------      -------      -------
INCOME STATEMENTS

Operating Revenue                              6,767.0      5,138.1      2,846.1      2,738.8      2,108.2
Operating Expenses                             4,855.1      3,309.3      1,497.4      1,218.6      1,001.1
Operating Income                               1,911.8      1,828.8      1,348.8      1,520.2      1,107.1
Other Income-net                                (640.6)       177.4     1178.115        339.9        426.7
Income Before tax                              1,343.5      2,138.4      2,526.9      1,860.1      1,533.8
Income Tax                                      (774.4)      (412.2)       721.9        482.5        391.6
Net Income                                       336.2      1,452.8      1,805.0      1,379.3      1,142.4
Share Outstanding (in millions of shares)      1,035.5      1,035.5      1,035.5      1,035.5      1,035.5
Earning per Share (in Rupiah)                    324.7      1,403.0      1,743.1      1,332.0      1,103.2
Dividend                                          N.A.        581.1        722.0        532.8        425.0
Capital Employed                              13,716.9     12,792.7      4,120.0      3,320.0      2,532.2
Interest Income                                  822.3        642.1        173.0        227.4        252.4
Interest Expense                                 566.9        402.5         18.8         14.4          7.0

BALANCE SHEET

Total Assets                                  22,002.5     22,348.7      7,214.9      5,755.4      4,879.0
Fixed Assets                                  11,759.2      9,468.9      1,338.2      1,333.5      1,083.4
Current Assets                                 5,140.1      8,835.4      3,755.8      2,732.1      2,324.1
Current Assets (for quick ratio)               2,899.4      4,637.8      2,298.6      1,782.8      1,410.8
Current Liabilities                            3,182.4      5,511.6        974.0        745.6        875.3
Working Capital                                1,957.7      3,323.8      2,781.8      1,986.5      1,448.8
Total Liabilities                             11,399.1     11,609.0      1,329.6        996.1      1,061.6
Total debt                                     7,959.2      6,353.8         20.6         23.7         28.8
Longterm debt                                  7,314.2      5,535.0         14.9         18.6         23.6
Stockholder's Equity                          10,603.4     10,739.7      5,880.3      4,759.3      3,817.4

Return On Asset                                   1.53%        6.50%       25.02%       23.97%       23.41%
Return On Equity                                  3.17%       13.53%       30.69%       28.98%       29.93%

Operating Margin                                 28.25%       35.59%       47.39%       55.51%       52.51%
Net Profit Margin                                 4.97%       28.28%       63.42%       50.36%       54.19%

Net Assets Turnover                               0.49         0.40         0.69         0.82         0.83
Return on Capital Employed ( ROCE )               2.45%       11.36%       43.81%       41.55%       45.11%

Return on Capital Employed ( ROCE )               2.45%       11.36%       43.81%       41.55%       45.11%



Net Interest Margin (NIM)                        -1.24%       -0.59%        0.98%        2.51%        4.51%
Current Ratio                                   161.52%      160.31%      385.61%      366.43%      265.52%
Quick Ratio                                      91.11%       84.15%      236.00%      239.11%      161.18%
Total Debt to Equity Ratio                       75.06%       59.16%        0.35%        0.50%        0.75%
Longterm Debt to Equity Ratio                    68.98%       51.54%        0.25%        0.39%        0.62%
Interest Coverage                                 3.37         6.31       135.41       130.17       220.11
Equity Capital to Total Assets (FA)              48.19%       48.06%       81.50%       82.69%       78.24%

                                                                IN BILLIONS OF RUPIAH

                                               CAGR
                                                 %          FORMULA
                                                            -------
INCOME STATEMENTS

Operating Revenue                              33.85%
Operating Expenses                             48.40%
Operating Income                               14.63%
Other Income-net                                   -
Income Before tax                              -3.26%
Income Tax                                         -
Net Income                                    -26.35%
Share Outstanding (in millions of shares)       0.00%
Earning per Share (in Rupiah)                 -26.35%
Dividend                                           -
Capital Employed                               52.56%       Working Capital+Fixed Assets
Interest Income                                34.35%
Interest Expense                              199.99%

BALANCE SHEET

Total Assets                                   45.73%
Fixed Assets                                   81.51%
Current Assets                                 21.95%
Current Assets (for quick ratio)               19.73%
Current Liabilities                            38.09%
Working Capital                                 7.82%       Current Assets-Current Liabilities
Total Liabilities                              81.02%
Total debt                                    307.73%
Longterm debt                                 319.76%
Stockholder's Equity                           29.10%

Return On Asset                                             Net Income/Total Assets
Return On Equity                                            Net Income/Stockholder's Equity

Operating Margin                                            Operating Income/Operating Revenue
Net Profit Margin                                           Net Income/Operating Revenue

Net Assets Turnover                                         Operating Revenue/Capital Employed
Return on Capital Employed ( ROCE )                         Net Profit Margin x Net Assets Turnover
                                                            =
Return on Capital Employed ( ROCE )                         Net Profit Margin / Capital Employed
                                                            =
                                                            Net Income / Capital Employed

Net Interest Margin (NIM)                                   (Interest revenue/total assets)-(Interest expenditure/total liabilities)
Current Ratio                                               Curent Assets/Current Liabilities
Quick Ratio                                                 (Current Assests-Inventory)/Current Liabilities
Total Debt to Equity Ratio                                  Debt/Equity
Longterm Debt to Equity Ratio
Interest Coverage                                           (Earning before taxes+interest)/interest
Equity Capital to Total Assets (FA)                         Equity capital/Total Asset
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